EXHIBIT 15



January 2, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Aluminum Company of America

We are aware that our reports dated April 7, 1995, July 7, 1995 and October 6, 1995, accompanying interim financial information of Aluminum Company of America (Alcoa) and subsidiaries for the three-month period ended March 31, 1995, the six-month period ended June 30, 1995 and the nine-month period ended September 30, 1995, and included in Alcoa's quarterly reports on Form 10-Q for the quarters then ended, are incorporated by reference in this registration statement for the registration of 10,000 shares of Common Stock. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered as part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.